Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated April 29, 2015, except as to Note 12, which is as of December 30, 2015, in the registration statement (No. 333-122901 and 811-21719) on Form N-1A of Investment Managers Series Trust, with respect to the statement of financial condition, including the condensed schedule of investments of Braddock Structured Opportunities Fund, L.P. and Braddock Structured Opportunities Fund Series A, LP as of December 31, 2014 and the related statements of operations, changes in partners’ capital and cash flows for the year then ended.

/s/ KPMG LLP

Denver, Colorado
 December 30, 2015